Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FULL-YEAR 2014 RESULTS AND REAFFIRMS 2015 GUIDANCE
Company Expects Sales Growth, Margin Expansion And Record Ongoing Earnings in 2015
Record 2014 Revenue and Ongoing Earnings

BENTON HARBOR, Mich., February 4, 2015 - Whirlpool Corporation (NYSE: WHR) announced today fourth-quarter GAAP net earnings of $81 million, or $1.02 per diluted share, compared to $181 million, or $2.26 per diluted share, reported for the same prior-year period. GAAP results reflect $1.71 per diluted share in costs associated with the two recent acquisitions. Ongoing business earnings per diluted share(1) increased to a record $3.52, compared to $2.97 in the same prior-year period, mainly driven by revenue growth, ongoing cost productivity, the benefit of cost and capacity-reduction initiatives and the impact of the acquisitions.

Net sales in the quarter were a record $6.0 billion compared to $5.1 billion during the same prior-year period, an increase of 18 percent. Excluding the impact of both foreign currency and Brazilian (BEFIEX) tax credits, sales increased approximately 22 percent. During the fourth-quarter, the acquisitions contributed approximately $1 billion of net sales.

"We delivered another record year of earnings while building an exceptional platform for profitable growth and margin expansion for 2015 and beyond," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation.  "Our integration activities remain on track to drive synergies and we will continue investing in our leading brands and the next generation of consumer relevant products."

Fourth-quarter GAAP operating profit totaled $281 million, which includes over $135 million of costs related to the acquisitions, compared to $354 million in the same prior-year period. Record fourth quarter ongoing business operating profit(2) totaled $456 million, or 7.6 percent of sales, compared to $386 million, or 7.7 percent of sales, in the same prior-year period. The benefits of the acquisitions, higher sales, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives were partially offset by higher material costs, unfavorable currency and the impact of product transitions.

For the full year, GAAP net sales for 2014 were $19.9 billion compared to $18.8 billion in 2013. Excluding the impact of both foreign currency and BEFIEX tax credits, sales increased over 8 percent. GAAP operating profit for the year totaled approximately $1.2 billion, compared to $1.2 billion in 2013. Full-year ongoing business operating profit(2) totaled $1.5 billion, or 7.4 percent of sales, compared to $1.4 billion, or 7.3 percent of sales, in 2013. The benefits of the acquisitions, higher sales, ongoing cost productivity and cost and capacity-reduction initiatives more than offset higher material costs and foreign currency. GAAP net earnings for the year declined to $8.17 per diluted share compared to $10.24 per diluted share for 2013, primarily due to costs related to the acquisitions. Ongoing business diluted earnings per share(1) for the year increased to a full-year record $11.39 per share compared to $10.02 per share for 2013.

During the twelve months ended December 31, 2014, the company reported cash provided by operating activities of $1.5 billion compared to cash provided by operating activities of $1.3 billion in the prior year. Whirlpool Corporation reported free cash flow(3) of $854 million in 2014 compared to free cash flow(3) of $690 million in the prior year.

OUTLOOK

Whirlpool Corporation reaffirms its expectation for full-year 2015 GAAP net earnings per diluted share available to Whirlpool of $10.75 to $11.75. The company continues to expect to report full-year ongoing business earnings per diluted share of $14.00 to $15.00.

2015 EPS Outlook
GAAP Diluted EPS(i)	$10.75 - $11.75
Restructuring Expense	~2.85
Acquisition Related Transition Cost	~0.24
Pension Settlement Charge	~0.11
Acquisition Purchase Price Accounting Adjustment - Inventory	~0.01
Ongoing Business Diluted EPS	$14.00-$15.00
(i) Diluted EPS available to Whirlpool.

For the full-year 2015, the company continues to expect to generate free cash flow(3) of $700 million to $800 million. Included in this guidance are restructuring cash outlays of up to $250 million, capital spending of $800 million to $850 million and U.S. pension contributions of approximately $80 million.

"As we outlined at our Investor Day in December, we are committed to executing our growth strategy and have created multiple opportunities to achieve our long-term goals," said Fettig.  "Our larger global operating platform, competitive cost structure, preferred brands and broad product offerings will benefit consumers around the world and create significant value for our shareholders."

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported fourth-quarter net sales of $2.8 billion compared to $2.7 billion in the same prior-year period, an increase of over 4 percent. Excluding the impact of currency, sales increased over 5 percent.

The region reported a fourth-quarter operating profit of $255 million, or 9 percent of sales, compared to $301 million, or 11 percent of sales, in the same prior-year period. As expected, ongoing cost productivity and higher unit volumes were more than offset by the impact of product transitions, higher material costs and unfavorable currency.

The company expects full-year 2015 industry unit shipments to increase by approximately 4 to 6 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported fourth-quarter net sales of $1.7 billion compared to $0.8 billion in the same prior-year period. Over $800 million of this revenue growth was provided by the acquisition of Indesit Company S.p.A.

The region reported fourth-quarter operating profit of $41 million, compared to $10 million in the same prior-year period. Ongoing business segment operating profit(4) totaled $101 million, or 6.1 percent of sales, compared to $10 million, or 1.2 percent of sales, in the same prior year period. The benefits of the acquisition, higher unit volumes, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives more than offset unfavorable currency and unfavorable product price/mix.

The company expects full-year 2015 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported fourth-quarter net sales of $1.3 billion, compared to $1.4 billion in the same prior-year period. Excluding the impact of currency and BEFIEX tax credits, sales increased over 1 percent.

The region reported fourth-quarter GAAP operating profit of $147 million, compared to $159 million in the same prior-year period. During the fourth quarter of 2013, the company monetized $40 million of BEFIEX tax credits. Ongoing business segment operating profit(4) totaled $149 million, or 11.7 percent of sales, compared to $130 million, or 9.7 percent of sales, in the same prior year period. Improved product price/mix and ongoing cost productivity more than offset lower unit volumes, higher material costs and unfavorable currency.

The company now expects full-year 2015 industry unit shipments to be flat to down 3 percent.

Whirlpool Asia

Whirlpool Asia reported fourth-quarter net sales of $282 million compared to $177 million in the same prior-year period. Over $160 million of this revenue growth was provided by the acquisition in China.

The region reported a fourth-quarter GAAP operating loss of $(22) million, compared to an operating profit of $10 million in the same prior-year period. Ongoing business segment operating profit(4) totaled $17 million, or 5.6 percent of sales, compared to $10 million, or 5.4 percent of sales, in the same prior year period. The benefits of the acquisition, positive price/mix, lower material costs and the benefits of cost and capacity reductions were partially offset by increased investment in brands and new products and unfavorable currency.

The company now expects full-year 2015 industry unit shipments to be up 1 to 3 percent.

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears on pages 13- 16.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on pages 13-16.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 19.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears on page 17.

FOURTH-QUARTER 2014 PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation is at the forefront of the home appliance industry - with deep consumer insights and the strongest portfolio of brands worldwide. Our products are ideally positioned with consumers because they are as inventive as they are purposeful. We offer compelling home solutions that expand beyond our core appliance business, delivering innovation that matters to consumers and positioning our company for continued growth and profitability.
Awards and Recognition

•
Whirlpool Corporation was recognized for the 3rd consecutive time in the top tier of Aon Hewitt's Top Companies for Leaders. Whirlpool placed in the top 10 of North American companies and the top 15 of global companies.

•
North America's new Whirlpool® HybridCare™ Heat Pump Dryer earned a CES Best of Innovation Award in the SmartHome category, as well as being an Innovations Award Honoree in the Eco-Design and Sustainable Technologies category.

•
Latin America's Brastemp brand was recognized as the Top of Mind brand by the Folha de S. Paulo newspaper and Datafolha Institute for the 6th time in the washing machine category and the 8th time in oven range category. The Consul brand was recognized for the 24th time in the refrigerator category.

•
Whirlpool Latin America was recognized for the 4th time as one of the 20 Model Companies in Sustainability by Exame magazine and the Getulio Vargas Foundation through the Center for Sustainability Studies.

•	Whirlpool Latin America was recognized by LinkedIn as one of the top 10 most desirable employers in the Latin America network.

•	Whirlpool China received the Kapok Design Award, the only award in China recognized by the top three global design organizations: ICSID, ICOGRADA and IFI.

Product Innovation

•
Whirlpool India's new Superb Atom semi-automatic washer delivers local consumer-driven laundry innovation such as a manual smart scrub station and an auto-restart feature to cope with frequent power outages - all at an entry-level price point.

•
The Jenn-Air® obsidian interior refrigerator introduces a striking black interior and LED lighting that minimizes shadows and reflects against the dark finish to dramatically display ingredients, along with innovative Twin Fresh™ climate control to create two distinct, independent climates for enhanced food preservation.

•
The new Nespresso® by KitchenAid® coffee machine combines the iconic and premium metal design from KitchenAid brand with an innovative 19 bar pressure system, guaranteeing Nespresso coffee quality in single-serve capsules.

•
The KitchenAid® Multi-Cooker delivers traditional slow-cooker culinary results with an innovative Even-Heat™ technology, which constantly monitors the temperature of the cooking pot from 110° to 450° F for precise temperature control.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $20 billion in annual sales, 102,000 employees and 70 manufacturing and technology research centers throughout the world in 2014. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in more than 170 countries. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) acquisition and investment-related risk, including risks associated with our acquisitions of Hefei Sanyo and Indesit; (4) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (5) product liability and product recall costs; (6) inventory and other asset risk; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (8) the uncertain global economy; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) Whirlpool's ability to maintain its reputation and brand image; (11) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (13) the effects and costs of governmental investigations or related actions by third parties; (14) Whirlpool's ability to obtain and protect intellectual property rights; (15) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (16) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans;  (17) information technology system failures and data security breaches; (18) the impact of labor relations; (19) our ability to attract, develop and retain executives and other qualified employees; (20) changes in the legal and regulatory environment including environmental and health and safety regulations; and (21) the ability of Whirlpool to manage foreign currency fluctuations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars, except share data)

	Three Months Ended		Twelve Months Ended
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$6,003	$5,090	$19,872	$18,769
Expenses
Cost of products sold	4,977	4,181	16,477	15,471
Gross margin	1,026	909	3,395	3,298
Selling, general and administrative	694	493	2,038	1,828
Intangible amortization	16	6	33	25
Restructuring costs	35	56	136	196
Operating profit	281	354	1,188	1,249
Other income (expense)
Interest and sundry income (expense)	(64)	(82)	(142)	(155)
Interest expense	(46)	(44)	(165)	(177)
Earnings before income taxes	171	228	881	917
Income tax expense	63	41	189	68
Net earnings	108	187	692	849
Less: Net earnings available to noncontrolling interests	27	6	42	22
Net earnings available to Whirlpool	$81	$181	$650	$827
Per share of common stock
Basic net earnings available to Whirlpool	$1.04	$2.31	$8.30	$10.42
Diluted net earnings available to Whirlpool	$1.02	$2.26	$8.17	$10.24
Weighted-average shares outstanding (in millions)
Basic	78.4	78.5	78.3	79.3
Diluted	79.8	79.9	79.6	80.8

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	December 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets
Cash and equivalents	$1,026	$1,380
Accounts receivable, net of allowance of $154 and $73, respectively	2,768	2,005
Inventories	2,740	2,408
Deferred income taxes	417	549
Prepaid and other current assets	1,147	680
Total current assets	8,098	7,022
Property, net of accumulated depreciation of $5,959 and $6,278, respectively	3,981	3,041
Goodwill	2,807	1,724
Other intangibles, net of accumulated amortization of $267 and $237, respectively	2,803	1,702
Deferred income taxes	1,900	1,764
Other noncurrent assets	413	291
Total assets	$20,002	$15,544
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,730	$3,865
Accrued expenses	852	710
Accrued advertising and promotions	673	441
Employee compensation	499	456
Notes payable	569	10
Current maturities of long-term debt	234	607
Other current liabilities	846	705
Total current liabilities	8,403	6,794
Noncurrent liabilities
Long-term debt	3,544	1,846
Pension benefits	1,123	930
Postretirement benefits	446	458
Other noncurrent liabilities	690	482
Total noncurrent liabilities	5,803	3,716
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 110 million and 109 million shares issued, and 78 million and 77 million shares outstanding, respectively	110	109
Additional paid-in capital	2,555	2,453
Retained earnings	6,209	5,784
Accumulated other comprehensive loss	(1,840)	(1,298)
Treasury stock, 32 million shares	(2,149)	(2,124)
Total Whirlpool stockholders’ equity	4,885	4,924
Noncontrolling interests	911	110
Total stockholders’ equity	5,796	5,034
Total liabilities and stockholders’ equity	$20,002	$15,544

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars)

	Twelve Months Ended
	2014	2013
	(Unaudited)
Operating activities
Net earnings	$692	$849
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	560	540
Increase (decrease) in LIFO inventory reserve	9	(26)
Changes in assets and liabilities (Net of effects of acquisitions):
Accounts receivable	(90)	(65)
Inventories	40	(86)
Accounts payable	359	275
Accrued advertising and promotions	121	28
Accrued expenses and current liabilities	(232)	82
Taxes deferred and payable, net	49	(105)
Accrued pension and postretirement benefits	(181)	(184)
Employee compensation	(17)	(23)
Other	169	(23)
Cash provided by operating activities	1,479	1,262
Investing activities
Capital expenditures	(720)	(578)
Proceeds from sale of assets and business	21	6
Change in restricted cash	74	—
Acquisition of Indesit Company S.p.A.	(1,356)	—
Acquisition of Hefei Rongshida Sanyo Electric Co., Ltd.	(453)	—
Investment in related businesses	(16)	(6)
Other	(6)	(4)
Cash used in investing activities	(2,456)	(582)
Financing activities
Proceeds from borrowings of long-term debt	1,483	518
Repayments of long-term debt	(606)	(513)
Net proceeds from short-term borrowings	63	5
Dividends paid	(224)	(187)
Repurchase of common stock	(25)	(350)
Purchase of noncontrolling interest shares	(5)	—
Common stock issued	38	95
Other	(19)	(2)
Cash provided by (used in) financing activities	705	(434)
Effect of exchange rate changes on cash and equivalents	(82)	(34)
Increase (decrease) in cash and equivalents	(354)	212
Cash and equivalents at beginning of year	1,380	1,168
Cash and equivalents at end of year	$1,026	$1,380

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, ongoing business earnings before interest and taxes (EBIT), ongoing business earnings before interest and taxes (EBIT) margin, ongoing business earnings (loss) before income taxes, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, sales excluding foreign currency and BEFIEX, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency and BEFIEX is calculated by translating the current period net sales excluding BEFIEX, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales excluding BEFIEX. Management believes that sales excluding foreign currency and BEFIEX provides stockholders with a clearer basis to assess our results over time. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), earnings (loss) before income taxes, net earnings per diluted share available to Whirlpool, reported operating profit (loss) by segment, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	December 31, 2014
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$281	$171	$1.02
Restructuring Expense(a)	35	35	0.37
Investment Expense(b)	26	40	0.42
Combined Acquisition Related Transition Costs(c)	98	98	1.16
Inventory Purchase Price Allocation(d)	13	13	0.13
Antitrust and Contract Resolutions(e)	2	—	—
Normalized Tax Rate Adjustment(f)	—	—	0.42
Ongoing Business Measure	$456	$357	$3.52

Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2013. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales excluding BEFIEX.

	Three Months Ended
	December 31, 2013
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$354	$228	$2.26
Brazilian (BEFIEX) Tax Credits(g)	(40)	(40)	(0.50)
Restructuring Expense(a)	56	56	0.53
Investment Expense(b)	5	6	0.06
Antitrust Resolutions(e)	—	44	0.42
Brazilian Government Settlement(h)	11	28	0.27
U.S. Energy Tax Credits(i)	—	—	(0.14)
Normalized Tax Adjustment(f)	—	—	0.07
Ongoing Business Measure	$386	$322	$2.97

Full Year 2014 Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales excluding BEFIEX.

	Twelve Months Ended
	December 31, 2014
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$1,188	$881	$8.17
Brazilian (BEFIEX) Tax Credits(g)	(14)	(14)	(0.18)
Restructuring Expense(a)	136	136	1.34
Investment Expenses(b)	52	87	0.86
Combined Acquisition Related Transition Costs(c)	98	98	1.09
Inventory Purchase Price Allocation(d)	13	13	0.13
Antitrust and Contract Resolutions(e)	2	4	0.04
Normalized Tax Adjustment(f)	—	—	(0.06)
Ongoing Business Measure	$1,475	$1,205	$11.39

Full Year 2013 Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2013. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales excluding BEFIEX.

	Twelve Months Ended
	December 31, 2013
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$1,249	$917	$10.24
Brazilian (BEFIEX) Tax Credits(g)	(109)	(109)	(1.35)
Restructuring Expense(a)	196	196	1.84
Investment Expenses(b)	6	21	0.19
Brazilian Government Settlement(h)	11	28	0.26
Antitrust Resolutions(e)	—	42	0.40
U.S. Energy Tax Credits(i)	—	—	(1.56)
Ongoing Business Measure	$1,353	$1,095	$10.02

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, segment operating profit (loss), for the three months ended December 31, 2014. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	December 31, 2014
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Investment Expense(b)	Antitrust Resolutions(e)	Acquisition Related Costs and Inventory PPA (c)(d)	Ongoing Business Segment Operating Profit (Loss)
North America	$255	$—	$—	$—	$—	$255
Latin America	147	—	—	2	—	149
EMEA	41	—	—	—	60	101
Asia	(22)	—	—	—	39	17
Other/Eliminations	(140)	35	26	—	13	(66)
Total Whirlpool Corporation	$281	$35	$26	$2	$111	$456

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended December 31, 2013. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit by segment net sales excluding BEFIEX.

	Three Months Ended
	December 31, 2013
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Investment Expense(b)	Brazilian (BEFIEX) Tax Credits(g)	Brazilian Government Settlement(h)	Ongoing Business Segment Operating Profit (Loss)
North America	$301	$—	$—	$—	$—	$301
Latin America	159	—	—	(40)	11	130
EMEA	10	—	—	—	—	10
Asia	10	—	—	—	—	10
Other/Eliminations	(126)	56	5	—	—	(65)
Total Whirlpool Corporation	$354	$56	$5	$(40)	$11	$386

Footnotes:

a.
During the fourth quarters of 2014 and 2013, we recorded restructuring charges of $35 million and $56 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $8 million and $13 million, respectively. During the full years of 2014 and 2013, we recorded restructuring charges of $136 million and $196 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $30 million and $47 million, respectively.

b.
During the fourth quarters of 2014 and 2013, we recognized investment expenses of $40 million and $6 million, respectively, primarily related to the acquisition of a majority interest in Hefei Sanyo and, specifically for 2014, the acquisition of Indesit. The earnings per diluted share impacts are calculated based on income tax impacts of $9 million and $1 million, respectively. During the full years of 2014 and 2013, we recognized investment expenses of $87 million and $21 million, respectively, primarily related to these acquisitions. The earnings per diluted share impacts are calculated based on income tax impacts of $19 million and $5 million, respectively.

c.
During the fourth quarter of 2014, the company recognized acquisition related transition costs of $98 million associated with the acquisitions of Hefei Sanyo and Indesit. The earnings per diluted share impact is calculated based on an income tax impact of $21 million.

d.
During the fourth quarter of 2014, the company recognized an inventory purchase price adjustment of $13 million associated with its acquisitions of Hefei Sanyo and Indesit. The earnings per diluted share impact is calculated based on an income tax impact of $3 million.

e.
During the fourth quarter of 2013, we recognized expenses of approximately $44 million related to antitrust resolutions. The earnings per diluted share impact is calculated based on an income tax impact of $11 million. During the full year 2014, we recognized expenses of $4 million related to antitrust and contract resolutions. During the full year 2013, we recognized expenses of $42 million related to antitrust resolutions. The diluted earnings per share impact is calculated based on an income tax impact of $1 million and $10 million, respectively.

f.
During the fourth quarters of 2014 and 2013, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to full-year effective tax rates of approximately 22% and 24%, respectively.

g.
During the fourth quarter of 2013, we monetized Brazilian (BEFIEX) tax credits of $40 million. The earnings per diluted share impact is calculated based on an income tax impact of $0 million. During the full years of 2014 and 2013, we monetized Brazilian (BEFIEX) tax credits of $14 million and $109 million, respectively. The earnings per diluted share impact is calculated based on an income tax impact of $0 million.

h.
During the fourth quarter of 2013, we participated in a Brazilian government program to settle long-standing disputes, reducing interest and penalties. We recorded expenses of $28 million related to the program. The diluted earnings per share impact is calculated based on an income tax impact of $7 million.

i.
During the fourth quarter of 2013, we recognized $11 million of U.S. energy tax credits. The earnings per diluted share impact is calculated based on an income tax benefit of $11 million. During the full year of 2013, we recognized $126 million of U.S. energy tax credits. The earnings per diluted share impact is calculated based on an income tax benefit of $126 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures,proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles twelve-month actual 2014 and 2013 and projected full-year free cash flow with cash provided by operating activities, the most directly comparable GAAP financial measure.

	Twelve Months Ended December 31,
(millions of dollars)	2014	2013	2015 Outlook
Cash Provided by Operating Activities	$1,479	$1,262	$1,500	-	$1,650
Capital expenditures, proceeds from sale of assets/businesses	(699)	(572)	(800)	-	(850)
Change in restricted cash*	74	—	—	-	—
Free Cash Flow	$854	$690	$700	-	$800

*Change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Hefei Sanyo and which are released to fund approved capital expenditures and working capital.
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